Exhibit 99.1

Douglas Emmett Announces Promotion of Mona Gisler to CFO
Company Release - 12/03/2015 21:39

SANTA MONICA, California - December 3, 2015 - Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), announced today that Mona Gisler, its Chief Accounting Officer, will become its Chief Financial Officer effective January 1, 2016, replacing Theodore Guth who will retire as CFO December 31, 2015.

Ms. Gisler, a Certified Public Accountant, joined Douglas Emmett in 2014 after 19 years at Deloitte & Touche LLP, where she was a partner in the real estate group.

“Mona is smart, thoughtful, and working with her is always a pleasure. I am happy for her and for us that we are able to fill Ted’s positon as CFO with someone who is already a valued member of our team.” commented Jordan Kaplan, President and Chief Executive Officer of Douglas Emmett.

After retiring as CFO, Mr. Guth will continue to be employed by Douglas Emmett as a Senior Advisor, and will provide ongoing support for a smooth transition and assist in operational matters.

“Ted has been a key member of our team for over 10 years and I expect that to continue,” commented Mr. Kaplan.  “The less rigid schedule of his new role provides him with more flexible time to travel and we will continue to benefit from his experience, sound judgment, and advice.”

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in the premier coastal submarkets of Los Angeles and Honolulu.  Douglas Emmett focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities.  For more information about Douglas Emmett, please visit our website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release regarding Douglas Emmett’s business activities are forward-looking statements based on the beliefs of, assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Stuart McElhinney, Vice President - Investor Relations
310.255.7751 smcelhinney@douglasemmett.com